Exhibit 99.1

QHS Healthcare, Powered by QHSLab, Inc. (OTCQB: USAQ), Opens Doors in Miami to Expand Access to Mental Health Services

Innovative initiative combines QHSLab’s digital platform with on-site behavioral health services to advance timely, effective care.

MIAMI, FL, July 8, 2025 (GLOBE NEWSWIRE) — QHSLab Inc. (the “Company”) (OTCQB: USAQ), a digital health company advancing personalized medicine through innovative population health screening and point of care diagnostic tools in primary care, announced today the opening of its first co-branded QHS Behavioral Healthcare Center (QBHC) in Miami.

First unveiled in a letter to shareholders on December 16, 2024, this flagship center represents a co-branded collaboration between QHSLab and Global Behavioral Healthcare Group Corp dba QHS Healthcare Miami. The mission is to deliver a seamless, continuous care experience for patients identified during routine primary care visits as needing specialized behavioral health interventions. The partnership aims to ensure patients have timely and effective access to high-quality psychiatric and behavioral health services, bridging a critical gap in mental healthcare. The clinic will be powered by the full suite of QHSLab’s digital medicine tools, featuring intelligent automation, workflow optimization, adaptive documentation, and AI-enhanced decision support—positioning QBHC as a model for the future of behavioral health care and a leading example of how digital medicine can improve operations and patient outcomes.

“This initiative will integrate modern, measurement-based digital screening and assessment technology with the human touch of in-person psychiatric and behavioral health services,” said Dr. Juan Oms, Medical Director at QHS Healthcare and Psychiatric Medical Advisor to QHSLab, Inc. “We are excited to expand high-quality, patient-centered mental healthcare access in the Miami community, while maintaining clinical excellence and compassionate care. Setting a new standard in behavioral healthcare in the Miami area.”

Troy Grogan, CEO of QHSLab, Inc., added:

“The QHS Behavioral Healthcare Centers will reinforce our mission to connect patients to the right care at the right time. This launch in Miami demonstrates how QHSLab’s digital solutions can power a scalable network of brick-and-mortar care sites, enhancing engagement, continuity of care, and ultimately better outcomes. It is an important milestone for our shareholders, creating new revenue streams while supporting meaningful improvements in mental health.”

Ayesha Soto, CEO of QHS Healthcare:

“Our mission at QHS Healthcare is to deliver accessible, compassionate, and evidence-based behavioral health services to every patient who needs them. Partnering with QHSLab allows us to connect our high-quality in-person care with advanced digital technology, improving how we identify, engage, and support individuals with mental health needs. We are honored to serve the Miami community through this innovative collaboration.”

Marcos Sanchez Gonzalez, MD, PhD, Vice President of Medical and Scientific Affairs at QHSLab, Inc., commented:

“By combining measurement-based screening, evidence-based interventions, and seamless care coordination, we believe QHS Healthcare can deliver a uniquely effective model of behavioral health. This benefits patients, communities, and our partners alike.”

The QHS Behavioral Healthcare Center will be staffed by local mental health experts under a co-branded arrangement. This initiative directly aligns with QHSLab’s commitment to patient-centric healthcare technologies and its mission to create scalable, community-based solutions that help address the nationwide mental health crisis.

Value to Shareholders

For USAQ shareholders, the launch of QHS Behavioral Healthcare Centers represents a significant strategic growth opportunity. This first center expands QHSLab’s revenue streams beyond its core digital platform by licensing the brand and clinical processes, while maintaining patient engagement, brand equity, and technology adoption in local communities. By enabling a hybrid model of care, QHSLab positions itself at the forefront of digitally enabled behavioral health delivery.

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also increasing their revenues.

About QHS Healthcare

QHS Healthcare is a co-branded behavioral health network powered by QHSLab’s digital assessment and care coordination technology. The center combines in-person psychiatric and behavioral services with modern digital tools, providing accessible, high-quality, and compassionate mental healthcare to local communities. Learn more at www.qhshealthcareg.com.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

646-536-7331

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